Exhibit 11.1

                      			EP MEDSYSTEMS, INC.
            STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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             			   Three Months Ended	   Six Months Ended
			                     June 30,		           June 30,
			--------------------------------	------------------------------
			     1995	    1996	     1995	    1996
			-------------	-------------	------------- 	------------

Net loss		$(142,626)	$ (94,393)	$(314,821)	$(261,682)

Weighted average shares outstanding:
  Common stock (1)	4,518,667	4,659,059	4,518,667	4,589,242
  Stock options (2)	   909,055	   909,055	   909,055	   909,055
  Warrants (2)		   361,932	   361,932	   361,932	   361,932
			------------	------------	------------	------------
			5,789,654	5,930,046	5,789,654	5,860,229
			------------	------------	------------	------------
Historical net loss
per share		$    (0.02)	$    (0.02)	$   (0.05)	$    (0.04)
- ----------------------	=======	=======	=======	=======

(1) 93,500 and 166,667 shares of stock were issued in 1995 and 1996, respectively. These shares were issued within 12 months preceding the filing of the registration statement at prices lower than the initial public offering price. Pursuant to Staff Accounting Bulletin No. 83 such shares have been included in the weighted average number of shares outstanding.

(2) Options and warrants at 909,055 and 361,932, respectively, were granted at prices below the initial public offering price. The dilutive effect of these options have been included in the earnings per share calculation using the treasury stock method in accordance with SAB No. 83.

						Options	Warrants
						-------------	-------------
Options issued within one year		  1,324,000	     568,750
Proceeds from exercise			$2,282,200	$1,137,500
Public offering price				       / $5.50	       / $5.50
						--------------	--------------
Treasury stock					     414,945	     206,818
						--------------	--------------
Incremental shares				     909,055	     361,932
						========	=========
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